Exhibit 10.1

EXECUTION COPY

TAX MATTERS AGREEMENT

BY AND AMONG

DUPONT DE NEMOURS, INC.,

NUTRITION & BIOSCIENCES, INC.

AND

INTERNATIONAL FLAVOR & FRAGRANCES INC.

FEBRUARY 1, 2021

-i-

-ii-

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into by and among DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), Nutrition & Biosciences, Inc., a Delaware corporation and wholly owned subsidiary of Remainco (“Spinco,” and together with Remainco, the “Companies,” and each a “Company”), and International Flavors & Fragrances Inc., a New York corporation (“RMT Partner,” and together with Remainco and Spinco, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, Remainco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;

WHEREAS, Remainco intends to separate the Spinco Business from the Remainco Business and to cause the Spinco Assets to be transferred to Spinco and other members of the Spinco Group (to the extent necessary) and to cause the Spinco Liabilities to be assumed by Spinco and other members of the Spinco Group (to the extent necessary), upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement by and among Remainco, Spinco and RMT Partner (the “Separation and Distribution Agreement”);

WHEREAS, in connection with the Separation, Spinco will make the Spinco Special Cash Payment;

WHEREAS, after the Separation and pursuant to the Separation and Distribution Agreement, Remainco will distribute to the holders of Remainco Common Stock all of the issued and outstanding shares of Spinco Common Stock (a) by means of a pro rata distribution or (b) by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (to be followed by a Clean-Up Spin-Off);

WHEREAS, for U.S. federal income tax purposes, the Contribution, the Spinco Special Cash Payment, and the Spinco Distribution, taken together, are intended to qualify as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, for U.S. federal income tax purposes, the Spinco Distribution is intended to qualify as tax-free under Section 355(a) of the Code to holders of Remainco Common Stock and as tax-free to Remainco under Section 361(c) of the Code;

WHEREAS, immediately following the Spinco Distribution and pursuant to the Merger Agreement, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on or after the Second Merger Date, RMT Partner shall cause Spinco to merge with and into Merger Sub 2, a Delaware limited liability company that is a newly formed direct wholly owned Subsidiary of RMT Partner, with Merger Sub 2 as the surviving entity (the “Second Merger”);

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Merger and the Second Merger be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to Section 368(a)(1)(A) of the Code in which no income, gain or loss will be recognized by Remainco, Spinco, Merger Sub, or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock);

WHEREAS, in connection with the Contribution, Spinco Distribution, and Merger, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Contribution, Spinco Distribution, and Merger, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Intended Tax Treatment and the intended tax treatment of certain other transactions.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” means any entity that is directly or indirectly Controlled by either the person in question or an Affiliate of such person. As used in this paragraph, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Merger.

“AgCo” means Corteva, Inc., a Delaware corporation.

“Agreement” means this Tax Matters Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Capital Stock” means all classes or series of capital stock of a Company or RMT Partner, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock, and (iii) all instruments properly treated as stock in the Company or RMT Partner for U.S. federal income tax purposes.

“Claiming Company” shall have the meaning set forth in Section 3.06(a) of this Agreement.

“Clean-Up Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meanings set forth in the first sentence of this Agreement.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Controlling Company” shall have the meaning set forth in Section 10.02(a) of this Agreement.

“Dispute” shall have the meaning set forth in Section 15.01 of this Agreement.

“Distribution Taxes” means any and all Taxes (a) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, (i) the failure of the Contribution, Spinco Special Cash Payment, and Spinco Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code or (ii) the failure of the Spinco Special Cash Payment to be treated as in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code, except to the extent the amount exceeds Remainco’s adjusted tax basis in Spinco Common Stock or such Taxes are attributable to Remainco’s failure to transfer to creditors or distribute to shareholders the cash received in the Spinco Special Cash Payment; (b) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, the failure of the stock distributed in the Spinco Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code (or any corresponding provision of the Tax Laws of other jurisdictions); (c) required to be paid by or imposed on a Company or any of its Affiliates resulting from the failure of any Separation Transaction to qualify for its intended tax treatment as set forth on Exhibit C; or (d) required to be paid by or imposed on a Company or any of its Affiliates (including due to an indemnification requirement under the DWDP TMA) resulting from the failure of any DWDP TMA Transaction to qualify for its intended tax treatment as set forth on Exhibit D.

“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any Final Determination and (b) all reasonable out-of-pocket accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable.

“DWDP TMA” means that certain Amended and Restated Tax Matters Agreement, effective as of June 1, 2019, by and among Remainco (then known as DowDuPont Inc.), MatCo, and AgCo.

“DWDP TMA Transactions” means those transactions listed on Exhibit D.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between Remainco, Spinco and RMT Partner dated as of December 15, 2020.

“Employment Tax” means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required by the Separation and Distribution Agreement, the Merger Agreement or any Transaction Agreement or that is undertaken pursuant to the Contribution, Spinco Special Cash Payment, Spinco Distribution, Separation Transactions or Financing Transactions.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies.

“Financing Transactions” means the transactions set forth in Exhibit F.

“Group” means the Remainco Group or the Spinco Group, or both, as the context requires.

“Income Taxes” means:

(a)

all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)	any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“Income Tax Returns” means all Tax Returns that relate to Income Taxes.

“Intended Tax Treatment” means the following U.S. federal income Tax consequences in connection with the Separation, Contribution, Spinco Special Cash Payment, Spinco Distribution, Merger, Second Merger and certain related transactions:

(a) the qualification of the Contribution, Spinco Special Cash Payment, and Spinco Distribution, taken together, as a “reorganization” under Sections 355(a) and 368(a)(1)(D) of the Code;

(b) the nonrecognition of gain or loss by Remainco on the receipt of the Spinco Special Cash Payment, except to the extent the amount of the Spinco Special Cash Payment exceeds Remainco’s adjusted tax basis in Spinco Common Stock and assuming Remainco transfers to creditors or distributes to shareholders the cash received in the Spinco Special Cash Payment in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code;

(c) the qualification of the Spinco Distribution as a transaction in which the Spinco Common Stock distributed to holders of Remainco Common Stock is “qualified property” for purposes of Sections 355 and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such Spinco Common Stock to be treated as other than “qualified property” for such purposes);

(d) the nonrecognition of income, gain or loss by Remainco and Spinco on the Contribution and the Spinco Distribution under Sections 355, 361, and/or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code or the triggering or recapturing of any deferred gain or similar items (e.g. including pursuant to a gain recognition agreement or dual consolidated loss election) that is not excludable by reason of the tax-free status of the Contribution and Spinco Distribution;

(e) the nonrecognition of income, gain or loss by holders of Remainco Common Stock upon the receipt of Spinco Common Stock in the Spinco Distribution (except with respect to the receipt of cash in lieu of fractional shares of Spinco Common Stock, if any) under Section 355 of the Code;

(f) the nonrecognition of income, gain or loss by Remainco on the distribution of the proceeds of the Spinco Special Cash Payment to Remainco creditors or shareholders under Section 361(b) of the Code; and

(g) the treatment of the Merger and the Second Merger as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and the qualification of the Merger and the Second Merger as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to Section 368(a)(1)(A) of the Code in which no income, gain or loss will be recognized by Remainco, Spinco, Merger Sub, or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock).

“IRS” means the United States Internal Revenue Service.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

“MatCo” means Dow Inc., a Delaware corporation.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Merger Sub” has the meaning set forth in the Merger Agreement.

“Merger Sub 2” has the meaning set forth in the Merger Agreement.

“Non-Controlling Company” shall have the meaning set forth in Section 10.02(a)(i) of this Agreement.

“Parties” and “Party” have the meanings set forth in the first sentence of this Agreement.

“Past Practices” shall have the meaning set forth in Section 3.03(a) of this Agreement.

“Payor” shall have the meaning set forth in Section 4.01(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Spinco Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Spinco Distribution Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 7.01 of this Agreement.

“Pre-Distribution Period” means any Tax Period ending on or before the Spinco Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Spinco Distribution Date.

“Preliminary Tax Advisor” shall have the meaning set forth in Section 15.03 of this Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco or RMT Partner management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco or RMT Partner would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco or RMT Partner and/or one or more holders of outstanding shares of Capital Stock, a number of shares of Capital Stock that would, when combined with any other changes in ownership of Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise fifty percent (50%) or more of (a) the value of all outstanding shares of stock of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) issuances by Spinco or RMT Partner that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), (ii) the adoption by RMT Partner or Spinco of a shareholder rights plan, (iii) transfers of Capital Stock of Remainco or RMT Partner that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d) or (iv) purchases, directly or through any Affiliate, of RMT Partner’s outstanding stock meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Tax Authority on the receipt of the refund.

“Remainco” has the meaning set forth in the first sentence of this Agreement.

“Remainco Business” has the meaning provided in the Separation and Distribution Agreement.

“Remainco Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by Remainco as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by Remainco or a member of the Remainco Group as common parent (or analogous concept) under a similar or analogous provision of state, local or non-U.S. Law.

“Remainco Common Stock” has the meaning provided in the Separation and Distribution Agreement.

“Remainco Consolidated Taxes” means any Taxes attributable to any Remainco Consolidated Return.

“Remainco Group” means Remainco and its Affiliates, excluding any entity that is a member of the Spinco Group.

“Remainco Tainting Act” means (a) any action (or the failure to take any action) within its control by Remainco or any member of the Remainco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the Capital Stock of Remainco, any assets of Remainco or any assets of any member of the Remainco Group that, or (c) any breach by Remainco or any member of the Remainco Group of any representation, warranty or covenant made by them in this Agreement or the Transaction Agreements or a Tax Representation Letter that, in each case, would affect the Intended Tax Treatment or otherwise cause a Separation Transaction to fail to qualify for its intended tax treatment as set forth on Exhibit C or cause a DWDP TMA Transaction to fail to qualify for its intended tax treatment as set forth on Exhibit D.

“Remainco Taxes” means, without duplication, (a) any Remainco Consolidated Taxes (including any Taxes imposed due to an adjustment of Taxes attributable to a Pre-Distribution Period that should have been reflected on a Remainco Consolidated Return), (b) any Taxes that are solely attributable to the Remainco Business, (c) any Taxes (i) on gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of Spinco or any member of the Spinco Group at the time of the Spinco Distribution, (ii) on net deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) with respect to deferred intercompany transactions between a Spinco Group member and a Remainco Group member and (iii) under similar or corresponding provisions of state, local or non-U.S. Law, (d) any Taxes attributable to a Remainco Tainting Act, (e) Taxes attributable to Separation Transactions, (f) Taxes in connection with the matters described in Exhibit E, in the case of each of clauses (a) through (f), other than Taxes that would not have been incurred but for a Spinco Tainting Act, and (g) Taxes payable on the amount of the Spinco Special Cash Payment in excess of Remainco’s adjusted tax basis in Spinco Common Stock or Remainco’s failure to transfer to creditors or distribute to shareholders the cash received in the Spinco Special Cash Payment.

“Required Company” shall have the meaning set forth in Section 4.01(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Restricted Period” means the period beginning at the Effective Time and ending on the two (2)-year anniversary of the day after the Spinco Distribution Date.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“RMT Partner” has the meaning set forth in the first sentence of this Agreement.

“RMT Partner Common Stock” has the meaning provided in the Separation and Distribution Agreement.

“Ruling Request” means any letter filed by Remainco with the IRS or other Tax Authority requesting a ruling regarding the Intended Tax Treatment or any intended tax treatment of a Separation Transaction that is described on Exhibit C attached hereto (including all attachments, exhibits, and other materials submitted with such ruling request letter and any amendment or supplement to such ruling request letter).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Date” has the meaning set forth in the Merger Agreement.

“Separation” has the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” has the meaning set forth in in the Recitals.

“Separation Plan” has the meaning set forth in the Separation and Distribution Agreement.

“Separation Transactions” means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate ownership of the Spinco Business from ownership of the Remainco Business (including, for the avoidance of doubt, transactions listed on Exhibit C and transactions undertaken directly between the Remainco Group, on the one hand, and RMT Partner and its Affiliates, on the other hand).

“Spinco” has the meaning set forth in the first sentence of this Agreement.

“Spinco Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Group” means Spinco and its Affiliates, as determined immediately after the Spinco Distribution.

“Spinco Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Special Cash Payment” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Tainting Act” means, after the Effective Time, (a) any action (or the failure to take any action) within its control by Spinco or any member of the Spinco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the Capital Stock of Spinco or RMT Partner, any assets of Spinco or any assets of any member of the Spinco Group that, or (c) any breach by Spinco or any member of the Spinco Group of any representation, warranty or covenant made by them in this Agreement or the Transaction Agreements or a Tax Representation Letter that, in each case, would (i) affect the Intended Tax Treatment or otherwise cause a Separation Transaction to fail to qualify for its intended tax treatment as set forth on Exhibit C, or (ii) violate any of the restrictions set forth on Exhibit D; provided that, any action expressly required by (or the failure to take action prohibited by) the Separation and Distribution Agreement, the Merger Agreement or any Transaction Agreement or that is undertaken pursuant to the Contribution, Spinco Special Cash Payment, Spinco Distribution, Separation Transactions or Financing Transactions shall not constitute a Spinco Tainting Act.

“Spinco Taxes” means, without duplication, (a) any Taxes required to be paid by Spinco or a member of the Spinco Group on or after the Spinco Distribution Date (including any Taxes imposed due to an adjustment of Taxes due and payable prior to the Spinco Distribution Date, other than Taxes that (i) should have been reflected on a Remainco Consolidated Return or (ii) are solely attributable to the Remainco Business), (b) any Taxes attributable to a Spinco Tainting Act, (c) any Taxes attributable to an Extraordinary Transaction effected after the Effective Time on the Spinco Distribution Date by Spinco or a member of the Spinco Group, and (d) any Taxes set forth on Exhibit A attached hereto, in the case of each of clauses (a) through (d), other than Taxes that would not have been incurred but for a Remainco Tainting Act.

“Straddle Period” means any Tax Period that begins on or before and ends after the Spinco Distribution Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, custom duties, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, escheat or unclaimed property liability, alternative minimum, recapture, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing; and (b) all liabilities in respect of any items described in clause (a) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), in each case, including any Taxes resulting from an adjustment.

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction.

“Tax Attribute” means a net operating loss, capital loss, tax credit carryover, earnings and profits, previously taxed income, tax bases, separate limitation loss, investment credit, foreign tax credit, excess charitable contribution, general business credit, overall foreign loss, or any other Tax Item that could affect a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments that is actually realized, net of reasonable expenses related to establishing the Tax benefit.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means (x) the formal written opinions or similar memoranda of a Tax Advisor regarding the Intended Tax Treatment or any intended tax treatment of a Separation Transaction that is described on Exhibit B attached hereto and/or (y) the rulings by the IRS or other Tax Authority received in respect of a Ruling Request delivered to Remainco (and made available to Spinco or, if prior to the Effective Time, RMT Partner), in each case, in connection with the Contribution, the Spinco Special Cash Payment, the Spinco Distribution, the Merger or the Second Merger or otherwise with respect to the Separation Transactions, including, for the avoidance of doubt, the Remainco Tax Opinion (as defined in the Merger Agreement).

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Representation Letter” has the meaning set forth in the Merger Agreement.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the Remainco Group and any member of the Spinco Group with respect to any Pre-Distribution Period.

“Transfer Taxes” means all excise, sales, use, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, resulting directly from the Separation Transaction, Contribution, Spinco Distribution or Merger, or otherwise imposed in connection with this Agreement and the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Companies may rely to the effect that a transaction will not (i) affect the Intended Tax Treatment, (ii) cause any Separation Transaction to fail to qualify for the intended tax treatment as set forth on Exhibit C, or (iii) cause any DWDP TMA Transaction to fail to qualify for the intended tax treatment as set forth on Exhibit D. Any such opinion must assume that the Contribution, Spinco Special Cash Payment, Spinco Distribution and Merger would have qualified for the Intended Tax Treatment, that other Separation Transactions would have qualified for the intended tax treatment as set forth on Exhibit C, and that the DWDP TMA Transactions would have qualified for the intended tax treatment as set forth on Exhibit D, if the transaction in question did not occur.

“VAT” means: (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including in the United Kingdom in accordance with VATA 1994; and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i), or imposed elsewhere.

“VAT Credit” means any credit, offset or receivable arising out of a payment of VAT where either (i) such VAT was imposed on a Separation Transaction, (ii) Remainco or a member of the Remainco Group pays such VAT, or (iii) liability for such VAT is allocated to Remainco under this Agreement.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) Remainco Liability. Remainco shall be liable for, and shall indemnify and hold harmless the Spinco Group from and against (x) any liability for Remainco Taxes, (y) any Distribution Tax-Related Losses for which Remainco is responsible pursuant to Section 7.02 and (z) Transfer Taxes for which Remainco is responsible pursuant to Section 2.03.

(b) Spinco Liability. Spinco shall be liable for, and shall indemnify and hold harmless the Remainco Group from and against (x) any liability for Spinco Taxes, (y) any Distribution Tax-Related Losses for which Spinco is responsible pursuant to Section 7.02 and (z) Transfer Taxes for which Spinco is responsible pursuant to Section 2.03.

Section 2.02 Tax Year Ends. Spinco and Remainco shall take all actions necessary or appropriate to close the taxable year of Spinco and each member of the Spinco Group for all Tax purposes as of the close of the Spinco Distribution Date to the extent permissible or required under applicable Law.

Section 2.03 Transfer Taxes. Transfer Taxes (other than those attributable to the Separation Transaction, Contribution or Spinco Distribution) shall be allocated 50% to Remainco and 50% to Spinco. Any Transfer Taxes attributable to the Separation Transactions, Contribution or Spinco Distribution shall be allocated solely to Remainco.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01 General. Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Section 3. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 3.02 Responsibility for Preparation and Filing

(a) Remainco Consolidated Returns. Notwithstanding Section 3.02(d), Remainco shall prepare and file all Remainco Consolidated Returns. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are effected by the Spinco Group on the Spinco Distribution Date after the Effective Time as occurring on the day after the Spinco Distribution Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.

(b) The Company required under applicable law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns.

(c) Spinco shall, to the extent permitted by applicable law, prepare and file all Tax Returns of the Spinco Group other than those in Section 3.02(a) or Section 3.02(b).

(d) Each Company shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions, all Tax Returns required to be filed by such Company or any of its Subsidiaries and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Returns.

Section 3.03 Tax Reporting Practices.

(a) General Rule. With respect to any Tax Return that either Company has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”), to the extent such Tax Return may reasonably be expected the affect the Tax liability of the other Company.

(b) Reporting of Separation and DWDP TMA Transactions. The Tax treatment reported on any Tax Return of (i) the Separation Transactions shall be consistent with the treatment thereof provided on Exhibit C, and (ii) the DWDP TMA Transactions shall be consistent with the treatment thereof provided on Exhibit D. The Tax treatment of the Separation Transactions and the DWDP TMA Transactions reported on any Tax Return for which Spinco is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Remainco or any member of the Remainco Group or caused or to be caused to be filed by Remainco or any member of the Remainco Group.

Section 3.04 Consolidated or Combined Tax Returns.

(a) Spinco will elect and join and will cause its Affiliates to elect and join, in filing any consolidated, combined or unitary Tax Returns that Remainco determines in good faith are required to be filed or that Remainco chooses to file pursuant to Section 3.02 with respect to any Pre-Distribution Period.

(b) With respect to all Remainco Consolidated Returns for the taxable year which includes the Spinco Distribution Date, Remainco shall use the closing of the books method under Treasury Regulations Section 1.1502-76.

Section 3.05 Right to Review and Consent to Tax Returns.

(a) To the extent Spinco is the Responsible Company with respect to any Tax Return that reflects (i) Taxes for which Remainco would reasonably be expected to be liable, including as a result of adjustments to the amount of Taxes reported on such Tax Return, (ii) the Contribution, Spinco Special Cash Payment, Spinco Distribution, and/or Merger, (iii) a Separation Transaction, or (iv) any other information that could reasonably be expected to impact the Tax liability of Remainco, Spinco shall submit to Remainco a draft of such Tax Return at least forty-five (45) days prior to the Due Date for such Tax Return for Remainco’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). Remainco shall have access to any and all data and information necessary for the preparation of all such Tax Returns and the Companies shall cooperate fully in the preparation and review of such Tax Returns. No later than thirty (30) days after receipt of such Tax Returns, Remainco shall have a right to object to such Tax Return (or items with respect thereto) by written notice to Spinco; such written notice shall contain such disputed item (or items) and the basis for its objection.

(b) To the extent Remainco is the Responsible Company with respect to any Tax Return that reflects (i) Taxes for which Spinco would reasonably be expected to be liable, including as a result of adjustments to the amount of Taxes reported on such Tax Return, or (ii) any other information that could reasonably be expected to impact the Tax liability of Spinco, Remainco shall submit to Spinco a draft of such Tax Return at least forty-five (45) days prior to the Due Date for such Tax Return for Spinco’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). The Companies shall cooperate fully in the preparation and review of such Tax Returns. No later than thirty (30) days after receipt of such Tax Returns, Spinco shall have a right to object to such Tax Return (or items with respect thereto) by written notice to Remainco; such written notice shall contain such disputed item (or items) and the basis for its objection.

(c) If the Company that is not the Responsible Company does object by proper written notice described in Section 3.05(a) or Section 3.05(b), the Companies shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Companies have not resolved the disputed item or items by the day five (5) days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 3.05 (revised to reflect all initially disputed items that the Companies have agreed upon prior to such date).

(d) In the event a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.05(a) or Section 3.05(b) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 15. In the event that the resolution of such disputed item (or items) in accordance with Section 15 with respect to a Tax Return is inconsistent with such Tax Return as filed, Spinco (with cooperation from Remainco) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Section 15, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Section 4 in a manner that reflects such resolution.

Section 3.06 Refunds, Carrybacks and Amended Tax Returns.

(a) Refunds.

(i) Each Company (and its Affiliates) (the “Claiming Company”) shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable hereunder, under the Employee Matters Agreement, or which it has previously paid. For the avoidance of doubt, to the extent that a particular Refund may be allocable to multiple Parties, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party to a Tax Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Sections 2 and 3 with the Tax liability of such Party as determined under Section 2.01, taking into account the facts as utilized for purposes of claiming such Refund.

(ii) Any Refund or portion thereof to which a Claiming Company is entitled pursuant to this Section 3.06(a) that is received or deemed to have been received as described herein by the other Company (or its Affiliates) shall be paid by such other Company to the Claiming Company in immediately available funds in accordance with Section 4. To the extent a Company (or its Affiliates) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Company to the Claiming Company pursuant to this Section 3.06(a), such Company shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

(iii) Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Refund shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the Refund claim.

(iv) Remainco and Spinco shall cooperate in good faith with any reasonable request to pursue any Refund to which either Party may be entitled under Section 3.06(a)(i).

(v) Notwithstanding anything to the contrary in this Agreement, Remainco shall be entitled to 100% of Refunds related to matters set forth on Exhibit E, and Remainco shall retain sole control over any proceedings, submissions, and correspondence with relevant Tax Authorities regarding such matters.

(b) Carrybacks.

(i) Each of the Companies shall be permitted (but not required) to carry back (or to cause its Affiliates to carry back) a Tax Attribute realized in a Post-Distribution Period or a Straddle Period to a Pre-Distribution Period or a Straddle Period only if such carryback cannot reasonably result in the other Company (or its Affiliates) being liable for additional Taxes. If a carryback could reasonably result in the other Company (or its Affiliates) being liable for additional Taxes, such carryback shall be permitted only if such other Company consents to such carryback.

(ii) Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that result from such carryback claim or become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.

(iii) A Company shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Company pursuant to the provisions set forth in this Section 3.06(b).

(c) Amended Tax Returns. Spinco shall not file any amended Tax Return for a member of the Spinco Group that relates to a Pre-Distribution Period or any Tax Return to which Remainco is entitled to review pursuant to Section 3.05(a) without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Remainco.

Section 3.07 Apportionment of Tax Attributes.

(a) Remainco shall reasonably determine in good faith, and advise Spinco in writing of, the amount of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the Spinco Group under applicable Law. The Remainco Group and the Spinco Group (to the extent the relevant information has been provided to the Spinco Group under this Section 3.07) agree to compute all Taxes for Post-Distribution Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.07 unless otherwise required by a Final Determination. To the extent that the amount of any Tax Attribute is later reduced or increased as a result of a Final Determination, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 3.07. Remainco agrees to consult with Spinco regarding such allocation prior to the filing of any affected Tax Return regarding such allocation and consider in good faith any comments by Spinco on such allocation.

(b) Sixty (60) days after the filing of Remainco’s U.S. federal income Tax Return for the tax year in which the Spinco Distribution occurs, Remainco shall deliver to RMT Partner its determination in writing of the portion, if any, of any U.S. federal income Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis U.S. federal income Tax Attribute which is allocated or apportioned to the members of the Spinco Group under applicable Tax Law and this Agreement (“Proposed Allocation”). RMT Partner shall have sixty (60) days to review the Proposed Allocation and provide Remainco any comments with respect thereto. If RMT Partner either provides no comments or provides comments to which Remainco agrees in writing, such resulting determination will become final (“Final Allocation”). If RMT Partner provides comments to the Proposed Allocation and Remainco does not agree, the Final Allocation will be determined in accordance with Section 15. All members of the Remainco Group, Spinco Group and RMT Partner shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to any such U.S. federal income Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis U.S. federal income attribute, Remainco shall promptly notify RMT Partner in writing of such adjustment. To the extent SpinCo requires any of the information described in this Section 3.07(b) to file any Tax Return prior to the date described in the first sentence of this Section 3.07(b), Remainco shall use commercially reasonable efforts to provide good faith estimates of such information to Spinco, within thirty (30) days of a written request by Spinco. For the avoidance of doubt, Remainco shall not be liable to any member of the Spinco Group for any failure of any determination under this Section 3.07(b) to be accurate under applicable Tax Law provided such determination was made in good faith.

(c) Notwithstanding anything to the contrary in this Agreement, Remainco shall not be obligated to undertake an “earnings and profits study” or similar determination, or provide information relating to earnings and profits for Spinco and Spinco Subsidiaries treated as domestic corporations for U.S. federal income tax purposes.

Section 4. Indemnification Payments.

Section 4.01 Indemnification Payments.

(a) If any Company (the “Payor”) or any Affiliate of the Payor is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Company”) is liable for under this Agreement, the Payor shall provide notice to the Required Company for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Company shall have a period of forty-five (45) days after the receipt of notice to respond thereto. Unless the Required Company disputes the amount it is liable for under this Agreement within the forty-five (45) day period in the preceding sentence, the Required Company shall reimburse the Payor within sixty (60) Business Days of delivery by the Payor of the notice described above. To the extent the Required Company does not agree with the amount the Payor claims the Required Company is liable for under this Agreement, the dispute shall be resolved in accordance with Section 15.

(b) Any Tax indemnity payment required to be made by the Required Company pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Company by the other Company pursuant to Section 5. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c) All indemnification payments under this Agreement shall be made by Remainco directly to Spinco and by Spinco directly to Remainco; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Remainco Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 14.

Section 5. Tax Benefits and Remainco Tax Attributes.

Section 5.01 Tax Benefits.

(a) If a member of the Spinco Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Remainco Group is liable hereunder or under the Employee Matters Agreement, or if a member of the Remainco Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Spinco Group is liable hereunder or under the Employee Matters Agreement, Spinco or Remainco, as the case may be, shall make a payment to the other company within one hundred twenty (120) Business Days following such realization of the Tax Benefit, in an amount equal to such Tax Benefit. For the avoidance of doubt, if such Tax Benefit results in the reduction of an indemnity payment pursuant to Section 4.01(b), no payment shall be required under this Section 5.01(a) to the extent the Required Company reduced its Tax indemnity payment under Section 4.01(b).

(b) No later than one hundred twenty (120) Business Days after a Tax Benefit described in Section 5.01(a) is realized by a member of the Remainco Group or a member of the Spinco Group, Remainco (if a member of the Remainco Group realizes such Tax Benefit) or Spinco (if a member of the Spinco Group realizes such Tax Benefit) shall provide the other Company with notice of the amount payable to such other Company by Remainco or Spinco pursuant to this Section 5. In the event that Remainco or Spinco disagrees with any such calculation described in this Section 5.01(b), Remainco or Spinco shall so notify the other Company in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.01 (b). Remainco and Spinco shall endeavor in good faith to resolve such disagreement and the amount payable under this Section 5 shall be determined in accordance with the disagreement resolution provisions of Section 15 as promptly as practicable.

Section 5.02 VAT Credits. In the event that a member of the Spinco Group realizes a Tax Benefit arising from a VAT Credit in a Post-Distribution Period, Spinco shall make a payment to Remainco of the amount of such Tax Benefit within 30 Business Days.

Section 5.03 Orion Deductions. In the event that a member of the Spinco Group realizes a Tax Benefit in a Post-Distribution Period with respect to which a payment by Remainco is required pursuant to the DWDP TMA, Spinco shall make a payment to Remainco of the amount of such realized Tax Benefit within 30 Business Days.

Section 6. Employment Tax Matters. Notwithstanding anything contained herein to the contrary, the Employee Matters Agreement shall govern with respect to the allocation of (a) liability for Employment Taxes and related Tax reporting and withholding obligations, and (b) Tax Items allocated pursuant to the Employee Matters Agreement.

Section 7. Intended Tax Treatment.

Section 7.01 Restrictions on Spinco (prior to the Second Merger) and RMT Partner. During the Restricted Period, Spinco and RMT Partner shall not:

(a) take, or permit any of their Affiliates to take, any action in violation of the restrictions set forth on Exhibit D;

(b) take, or permit any of their Affiliates to take, any action in violation of the restrictions set forth on Exhibit C;

(c) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to Spinco or RMT Partner;

(d) merge or consolidate with any other Person (other than pursuant to the Merger) or liquidate or partially liquidate;

(e) approve or allow the discontinuance, cessation, or sale or other transfer of, or a material change in the active conduct of, the business on which Spinco relied for purposes of satisfying the requirements of Section 355(b) of the Code, which is described on Exhibit G;

(f) sell or otherwise dispose of more than thirty-five percent (35%) percent of the consolidated net assets of the Spinco Group, or approve or allow the sale or other disposition of more than thirty-five percent (35%) of the consolidated net assets of the Spinco Group, to a third party (excluding (i) sales or other dispositions in the ordinary course of business, (ii) any cash paid by any member of the Spinco Group in any arm’s length transaction, or (iii) any mandatory or optional repayment of any indebtedness or other obligation of Spinco Group);

(g) amend Spinco’s certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of Spinco stock;

(h) purchase, directly or through any Affiliate, any of RMT Partner’s outstanding stock, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);

(i) take any action or fail to take any action, or permit any member of the Spinco Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or

(j) take any action or permit any other member of the Spinco Group to take any action (including any transactions with a third-party or any transaction with any Company) that, individually or in the aggregate (taking into account other transactions described in this Section 7.01), would be reasonably likely to adversely affect (A) the Intended Tax Treatment of the Contribution, Spinco Special Cash Payment, Spinco Distribution, Merger and Second Merger, or (B) the intended tax treatment of any Separation Transaction under U.S. federal, state, local or non-U.S. Tax Law, as described on Exhibit C;

provided, however, that Spinco or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (b) through (k) if, prior to taking any such actions, Spinco or RMT Partner shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Tax Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to Remainco in its discretion (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling), or (2) have received an Unqualified Tax Opinion, in form and substance satisfactory to Remainco in its discretion (which discretion shall include consideration of the reasonableness of any representations or assumptions that may be included in such Unqualified Tax Opinion). Spinco and RMT Partner shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to Remainco as soon as practicable prior to taking or failing to take any action set forth in the foregoing clauses (b) through (k). Remainco’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post- Distribution Ruling or Unqualified Tax Opinion. Spinco shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Remainco for all reasonable out-of-pocket costs and expenses that Remainco may incur in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. For the avoidance of doubt, the presence of a Post-Distribution Ruling or Unqualified Tax Opinion shall not relieve Spinco or RMT Partner from any indemnification obligations otherwise present under this Agreement.

Section 7.02 Liability for Distribution Tax-Related Losses. In the event that Distribution Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a) if such Distribution Taxes are attributable to a Remainco Tainting Act, then Remainco shall be responsible for any Distribution Tax-Related Losses;

(b) if such Distribution Taxes are attributable to a Spinco Tainting Act, then Spinco shall be responsible for any Distribution Tax-Related Losses;

(c) if such Distribution Taxes are attributable to both a Remainco Tainting Act and a Spinco Tainting Act, responsibility for such Distribution Tax-Related Losses shall be allocated between Remainco and Spinco according to relative fault; provided, however, that if such Distribution Taxes result from the application of Section 355(e) of the Code to the Spinco Distribution, (i) Remainco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a Remainco Tainting Act causes the application of Section 355(e) of the Code and a Spinco Tainting Act does not cause the application of Section 355(e) of the Code, and (ii) Spinco shall be one hundred percent (100%) responsible for any Distribution Tax- Related Losses if a Spinco Tainting Act cause the application of Section 355(e) of the Code and a Remainco Tainting Act does not cause the application of Section 355(e) of the Code; and

(d) if such Distribution Taxes are not attributable to a Remainco Tainting Act or a Spinco Tainting Act, then Remainco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses.

Section 7.03 Procedures Regarding Ruling Requests. RMT Partner acknowledges and agrees that Remainco may file one or more Ruling Requests. In connection with any Ruling Request, Remainco shall (i) inform RMT Partner of its decision to file such Ruling Request and keep RMT Partner informed of all material actions taken or proposed to be taken by Remainco or the IRS or other applicable Tax Authority; (ii) provide RMT Partner with drafts of all written submissions reasonably in advance of filing, and consider in good faith RMT Partner’s comments to such draft submissions; (iii) provide RMT Partner with copies of all written items sent by Remainco to the IRS or other applicable Tax Authority and received by Remainco from the IRS or other applicable Tax Authority with respect to the request; and (iv) promptly provide RMT Partner with detailed information concerning any material telephonic, email, in person communications or other contacts with the IRS or other applicable Tax Authority concerning the request.

Section 8. Cooperation and Reliance.

Section 8.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the Remainco Group, on the one hand, or a member of the Spinco Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 8 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

(b) Each Party shall (and shall cause its respective Affiliates to) reasonably cooperate with each other and with each other’s agents and advisors in connection with obtaining any tax opinion set forth on Exhibit B (to the extent not delivered prior to the date of this Agreement), including by providing any materials or information reasonably requested by the tax advisors rendering such opinion and by executing a representation letter containing representations and covenants (subject to customary assumptions and conditions) regarding such facts and actions within such Party’s control that are reasonably necessary for the rendering of such tax opinion.

(c) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Remainco nor any Remainco Affiliate shall be required to provide Spinco, any Spinco Affiliate, or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate to Spinco, the business or assets of Spinco or any of Spinco Affiliate, and (ii) in no event shall Remainco or any Remainco Affiliate be required to provide Spinco, any Spinco Affiliate, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Remainco determines that the provision of any information or documents to Spinco or any Spinco Affiliate could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02 Income Tax Return Information. Spinco and Remainco acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Remainco or Spinco pursuant to Section 8.01 or this Section 8.02. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03 Non-Performance. If a Company (or any of its Affiliates) fails to comply with any of its obligations set forth in this Section 8 upon reasonable request and notice by the other Company (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Company shall be liable in full for such additional Taxes.

Section 8.04 Costs. Each Company shall devote the personnel and resources necessary in order to carry out this Section 8 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Company shall carry out its responsibilities under this Section 8 at its own cost and expense.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Remainco shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Spinco Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) Business Days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) Business Days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Company may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Company and the other Company shall have the opportunity, at its cost and expense, to copy, within such ninety (90)- day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by the Companies or their respective Affiliates to any person other than an Affiliate, the Company or its respective Affiliate shall transfer such records to the other Company at such time.

Section 10. Tax Contests.

Section 10.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it is indemnified by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

Section 10.02 Control of Tax Contests.

(a) Controlling Company. In the case of any Tax Contest with respect to any Tax Return, the Company that would be primarily liable under this Agreement to pay the applicable Tax Authority the Taxes resulting from such Tax Contest shall administer and control such Tax Contest (the “Controlling Company”). Notwithstanding the previous sentence:

(i) In the case of any Tax Contest with respect to the Intended Tax Treatment or the tax treatment of any Separation Transaction, Remainco shall be the Controlling Company; provided, however, that if Spinco may reasonably be expected to become liable to make any indemnification payment under this Agreement in connection with the resolution of such Tax Contest, Spinco shall have the right to jointly control the Tax Contest to the extent relating to Taxes for which Spinco may reasonably be expected to indemnify under this Agreement, and Remainco shall not settle any such Tax Contest without the prior written consent of Spinco (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement relates to Taxes for which Spinco may reasonably be expected to indemnify under this Agreement; and

(ii) In the case of any Tax Contest related in whole or in part to a matter set forth on Exhibit E, Remainco shall be the Controlling Company for all purposes of this Agreement.

(b) Information Rights. Unless waived by the Companies in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the other non-controlling Company (the “Non-Controlling Company”) may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Company under this Agreement: (i) the Controlling Company shall keep the Non-Controlling Company informed in a timely manner of all actions taken or proposed to be taken by the Controlling Company with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Company shall provide the Non-Controlling Company copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Company shall timely provide the Non-Controlling Company with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Company shall consult with the Non-Controlling Company (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Company shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Company to take any action specified in the preceding sentences with respect to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(c) Tax Contest Participation. Unless waived by the Companies in writing, the Controlling Company shall provide the Non-Controlling Company with written notice reasonably in advance of, and the Non-Controlling Company shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Company under this Agreement. The failure of the Controlling Company to provide any notice specified in this Section 10.02(c) to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(d) Power of Attorney. Each member of the Spinco Group shall execute and deliver to Remainco (or such member of the Remainco Group as Remainco shall designate) any power of attorney or other similar document reasonably requested by Remainco (or such designee) in connection with any Tax Contest (as to which Remainco is the Controlling Company) described in this Section 10. Each member of the Remainco Group shall execute and deliver to Spinco (or such member of the Spinco Group as Spinco shall designate) any power of attorney or other similar document requested by Spinco (or such designee) in connection with any Tax Contest (as to which Spinco is the Controlling Company) described in this Section 10.

(e) Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Company with respect to a Tax Contest related to an adjustment which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement shall be shared by the Companies according to each Company’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided, however, that a Non-Controlling Company shall not be liable for fees payable to outside advisors to the extent that the Controlling Company failed to consult with the Non-Controlling Company pursuant to Section 10.02(a)(i). If the Controlling Company incurs out-of-pocket costs and expenses to be shared under this Section 10.02(e) during a fiscal quarter, such Controlling Company shall provide notice to the Non-Controlling Company within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Company pursuant to this Section 10.02(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Company shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non-Controlling Company disputes the amount it is liable for under this Section 10.02(e), the Non-Controlling Company shall reimburse the Controlling Company within forty-five (45) Business Days of delivery by the Controlling Company of the notice described above. To the extent the Non-Controlling Company does not agree with the amount the Controlling Company claims the Non-Controlling Company is liable for under this Section 10.02(e), the dispute shall be resolved in accordance with Section 15. During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 10.02(e), the Controlling Company will provide the Non-Controlling Company with a good faith estimate of such costs.

(f) Coordination with DWDP TMA. Notwithstanding anything to the contrary herein, the Parties shall take all reasonable actions and otherwise cooperate in good faith to ensure that MatCo and AgCo are each able to exercise Remainco‘s rights under this Agreement to participate in any Tax Contest to the extent such participation by MatCo and/or AgCo is required to comply with Section 6.2 of the DWDP TMA. To the extent of such participation by MatCo and/or AgCo in a Tax Contest, the Parties shall take all reasonable actions and otherwise cooperate in good faith to ensure that Spinco is able to exercise Remainco’s rights under the DWDP TMA with respect to such Tax Contest.

Section 11. [Reserved]

Section 12. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (a) all prior intercompany Tax allocation agreements or arrangements between one or more members of the Remainco Group, on the one hand, and one or more members of the Spinco Group, on the other hand, shall be terminated; and (b) amounts due under such agreements as of the date hereof shall be settled as of the date hereof (provided, for the avoidance of doubt, that this Section 12 shall not apply in any way to the DWDP TMA). Upon such termination and settlement, no further payments by or to Remainco or by or to Spinco with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time.

Section 13. Survival of Obligations. The covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 14. Treatment of Payments; Tax Gross Up.

Section 14.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,

(a) any Tax indemnity payments made by a Company under this Agreement shall be treated for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Spinco Distribution (but only to the extent the payment does not relate to a Tax allocated to the Payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b) any Tax Benefit payments made by a Company under Section 5, shall be treated for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Spinco Distribution (but only to the extent the payment does not relate to a Tax allocated to the Payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 14.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement. The Party receiving a Tax indemnity payment shall take reasonable efforts to avoid or reduce any such Income Taxes on such receipt.

Section 15. Disagreements.

Section 15.01 Discussion. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Remainco Group and any member of the Spinco Group or RMT Partner as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.

Section 15.02 Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Party, will be referred for resolution pursuant to the procedures set forth in Article IX of the Separation and Distribution Agreement.

Section 15.03 Referral to Tax Advisor for Computational Disputes. Notwithstanding anything to the contrary in Section 15, with respect to any Dispute under this Agreement involving computational matters, if the Parties are not able to resolve the Dispute through the discussion process set forth in Section 15.01, then the Parties shall not refer the dispute to the escalation process set forth in Section 15.02, but rather the Dispute will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within fifteen (15) Business Days following the completion of the discussion process, the Parties shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Parties.

Section 15.04 Injunctive Relief. Nothing in this Section 15 will prevent the Parties from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to the other Parties. Notwithstanding anything to the contrary in this Agreement, Remainco, Spinco and RMT Partner (and their respective successors and permitted transferees and assigns) are the only entities entitled to commence a dispute resolution procedure under this Agreement, and Remainco, on the one hand, and Spinco or RMT Partner, on the other hand, will cause members of the Remainco Group, and the Spinco Group, respectively, not to commence any dispute resolution procedure other than as provided in this Section 15.

Section 16. Expenses. Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17. General Provisions.

Section 17.01 Complete Agreement; Construction. Except as otherwise expressly noted herein with respect to the Employee Matters Agreement, this Agreement, including the exhibits, shall constitute the entire agreement among the Parties with respect to Taxes and Tax Returns of the Parties and their respective Subsidiaries and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any exhibit hereto, the exhibit shall prevail. In the event and to the extent of any conflict between this Agreement, on the one hand, and the Separation and Distribution Agreement or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, on the other hand, with respect to Taxes (including, for the avoidance of doubt, VAT) and Tax Returns of the Parties and their respective Subsidiaries, the terms and conditions of this Agreement shall govern.

Section 17.02 Other Agreements. Except as expressly set forth herein (including, for the avoidance of doubt, as provided in Section 17.01 of this Agreement), this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation and Distribution Agreement or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement.

Section 17.03 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 17.04 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Spinco Distribution and remain in full force and effect in accordance with their applicable terms.

Section 17.05 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 17.05 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 17.05 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.05):

If to Remainco:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attn: Erik Hoover, General Counsel

Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Brandon Van Dyke, Esq.

Email: Brandon.VanDyke@skadden.com

Facsimile: (917) 777-3743

If to the RMT Partner:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Attn:   Jennifer Johnson, General Counsel

            Nanci Prado, Deputy General Counsel

Email: jennifer.johnson@iff.com

            nanci.prado@iff.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:  Benet J. O’Reilly

          Kyle A. Harris

Email: boreilly@cgsh.com

           kaharris@cgsh.com

If to Spinco on or after the Spinco Distribution Date:

Nutrition & Biosciences, Inc.

c/o International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Attn: Jennifer Johnson, General Counsel

            Nanci Prado, Deputy General Counsel

Email: jennifer.johnson@iff.com

            nanci.prado@iff.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Benet J. O’Reilly

            Kyle A. Harris

Email: boreilly@cgsh.com

            kaharris@cgsh.com

Section 17.06 Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 17.07 Amendments. This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.

Section 17.08 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 17.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party.”

Section 17.09 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

As of the Effective Time, this Agreement shall be binding on RMT Partner and RMT Partner shall be subject to the obligations and restrictions imposed on Spinco hereunder and, for the avoidance of doubt, any restrictions applicable to Spinco shall apply to RMT Partner mutatis mutandis.

Section 17.10 Termination. This Agreement shall terminate immediately upon termination of the Merger Agreement, if the Merger Agreement is terminated in accordance with its terms prior to the Spinco Distribution. Except for a termination described in the immediately preceding sentence, this Agreement may not be terminated except as set forth in the Merger Agreement. After the Spinco Distribution, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of Remainco and Spinco. In the event of any termination of this Agreement, no Party (or any of its directors, officers, members or managers) shall have any liability or further obligation to any other Party by reason of this Agreement.

Section 17.11 Payment Terms.

(a) Except as set forth in Section 4 or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to another Party (and/or a member of such Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Section 4 or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that LIBOR is no longer commonly accepted by market participants, then an alternative floating rate index selected by Remainco that is commonly accepted by market participants.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by Remainco or Spinco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments hereunder made for payments made to third parties, the date shall be the date before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Required Company.

Section 17.12 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Section 4).

Section 17.13 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Spinco Distribution Date.

Section 17.14 Third Party Beneficiaries. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 17.15 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 17.16 Exhibits . The exhibits shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the exhibits constitutes an admission of any liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any exhibit is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 17.17 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 17.18 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any indemnifiable loss. Accordingly, from and after the Spinco Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is thereby aggrieved shall, subject and pursuant to the terms of this Section 17 (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 17.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall negotiate in good-faith to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 17.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Section 4).

Section 17.21 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 10.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

DuPont de Nemours, Inc., a Delaware corporation

By:	/s/ Lori D. Koch
Name: Lori D. Koch
Title: Executive Vice President & Chief Financial Officer

Nutrition & Biosciences, lnc., a Delaware corporation

By:	/s/ Lori D. Koch
Name: Lori D. Koch
Title: Executive Vice President & Chief Financial Officer

International Flavors & Fragrances Inc., a New York corporation

By:	/s/ Rustom Jilla
Name: Rustom Jilla
Title: Chief Financial Officer

[Signature Page to Tax Matters Agreement]